Solo Brands, LLC
1001 Mustang Drive
Grapevine, TX 76051

January 3, 2024
Re:    Separation and Release of Claims Agreement

Dear John:

This separation and release of claims agreement (this “Release Agreement”), entered into as of January 3, 2024, sets forth the understanding by and between you and Solo Brands, LLC (collectively with its parent company, Solo Brands, Inc., all other affiliates, and any successor(s) thereto, the “Company”), regarding the cessation of your employment with the Company.

1.    Separation Date. Your employment with the Company will terminate on January 15, 2024 (the “Separation Date”) and, as of the Separation Date, you will cease to be an employee of the Company. In connection with your termination of employment, you acknowledge and agree that, as of the Separation Date, you hereby resign as CEO, President, and an employee of the Company and from all offices and positions you may hold at the Company’s affiliates. You and the Company hereby acknowledge and agree that the cessation of your employment with the Company shall be deemed a termination by the Company Without Cause (as defined in the Employment Agreement between the Company and you dated October 9, 2020 (“Employment Agreement”)).

2.    Severance Benefits. As contemplated in sections 7 and 8 of the Employment Agreement, upon your cessation of employment with the Company and subject to your execution of the Waiver and Release of Claims Agreement attached hereto as Exhibit A (the “Release”) in accordance with its terms and your continued compliance with the obligations set forth in Sections 8, 9 and 10 of the Employment Agreement, you shall be entitled to the consideration set forth in Section 7(d) of the Employment Agreement in accordance with the terms therein.
a.    Severance Payments. Payment of your regular monthly base salary in effect at the time of the Separation Date in accordance with the Company’s customary payroll practices and subject to applicable withholdings (“Severance Payments”) from January 14, 2024 to January 15, 2025 (“Severance Period”) beginning on the first pay period following execution of this Agreement and the expiration of the revocation period, provided that the Severance Payments shall immediately cease upon you beginning any subsequent employment or consulting relationship during the Severance Period. You agree to inform Company of your new employment prior to your start date.

b.    Health Care. Subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse you for the monthly COBRA premium paid by you, for you and your eligible dependents (if any), until the earliest to occur of (A) the end of the Severance Period, (B) the date on which the you are no longer eligible for COBRA coverage, and (C) the date you become eligible to participate in another plan that offers group health benefits (such reimbursement, the “COBRA Subsidy”).

c.    Equity Awards. You and the Company acknowledge and agree that you have been granted equity-based compensation awards pursuant to that certain Solo Brands, Inc. 2021 Incentive Award Plan, as may be amended from time to time (the “Plan”), and that you hold certain Common Units (as defined in the Amended and Restated Limited Liability Company Agreement of Solo Stove Holdings, LLC (the “Holdings LLC Agreement”)) in respect of Solo Stove Holdings, LLC (collectively, the “Equity Awards”) issued pursuant to the following award agreements: (i) December 15, 2020 Incentive Equity Agreement, as amended by the October 28, 2021 Corrected Amendment to Incentive Equity Agreement (together with all exhibits and ancillary agreements thereto, including, for the avoidance of doubt, the Holdings LLC Agreement and the Amended and Restated Limited Liability Company Agreement of SS Management Aggregator, LLC (the “Aggregator LLC Agreement”), the “Incentive Equity Agreement”);(ii) October 28, 2021 Stock Option Grant Notice under the Plan; (iii) November 5, 2021 Restricted Stock Unit Grant Notice under the Plan, (iv) October 1, 2022 Restricted Stock Unit Grant Notice under the Plan, and (v) October 1, 2022 Performance Stock Unit Grant Notice (with (i)-(v) collectively referred to as the “Award Agreements”). You acknowledge and agree that upon your cessation of employment with the Company, all Equity Awards that are unvested and, as applicable, unexercisable as of the Separation Date shall be automatically forfeited for no consideration.
d.    You acknowledge and agree that other than the Severance Benefits and the Equity Award Benefits, you will have no further rights to any payments or benefits in connection with the termination of your employment with the Company.

e.    You understand and agree that you will not receive any Severance Benefits (a) unless you execute this General Release and do not revoke this General Release within the time period permitted hereafter, (b) if you breach this General Release or (c) if you breach any provision of Section 9 of the Agreement. Such payments will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or any of its affiliates. You also acknowledge and represent that you have received all payments and benefits that you are entitled to receive (as of the date hereof) by virtue of any employment by the Company.

3.    Restrictive Covenants. You acknowledge that the Company is providing you with the Severance Benefits (inclusive of the Severance Payments and Cobra Subsidy) in material part in accordance with and in consideration for your reaffirmation of your prior agreement to comply with the obligations set forth in Sections 8, 9 and 10 of the Employment Agreement, which shall remain in full force and effect, and that with respect to the Severance Benefits, your right to receive any Severance Benefits shall immediately cease and be forfeited and you shall immediately repay to the Company any Severance Benefits previously paid to you if (a) the Company discovers grounds constituting Cause existed prior to your termination of employment, or (b) you breach any restrictive covenants set forth in Section 9 of the Employment Agreement.

4.    Release. In accordance with this Release Agreement and, with respect to the Severance Benefits, your Employment Agreement (including the terms of Section 8 thereof), your receipt of the Severance Benefits and the Equity Award Benefits is contingent upon and subject to your timely execution of the Release following the Separation Date in accordance with its terms, and to the extent you do not execute the Release, you acknowledge and agree that you are not entitled to any Severance Benefits or Equity Award Benefits (provided that, for the avoidance of doubt, such action does not affect the remainder of this Release Agreement, which shall continue in full force and effect).

5.    Indemnification and Hold Harmless Agreement. You shall pay all local, state and federal income taxes, penalties, interest, fines or other assessments incurred in connection with the payment to you of monies or other consideration under this Release Agreement. If the Company is required to pay, or it is contended that the Company is required to pay, any such taxes, penalties, interests, fines or assessments, you agree to hold harmless and indemnify the Company in full with respect to the same.

6.    Relationship of the Parties. You acknowledge and agree that the Company does not have any obligation, contractual or otherwise, to hire or employ you in any position or capacity whatsoever in the future.

7.    Non-Admission of Liability. The Company’s agreements herein shall not be construed as evidence or an admission of liability or of otherwise unlawful actions or practices on the part of the Company and the Company expressly denies all liability and alleged wrongful actions.
8.    Section 409A. Notwithstanding any provision to the contrary in this Release Agreement, it is intended that the Severance Benefits, to the greatest extent possible, comply with or satisfy an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted to the greatest extent possible to be consistent therewith (and with any other applicable exemption from Section 409A). Your right to receive any installment payments under this Release Agreement, including without limitation any continuation salary payments that are payable in accordance with Company’s payroll practices, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

9.    Entire Agreement. Except as explicitly set forth herein, this Release Agreement sets forth the entire agreement between you and the Company with respect to the subject matter set forth herein and supersedes and replaces any and all prior oral or written agreements or understandings between you and the Company with respect to the subject matter hereof; provided, that, for the avoidance of doubt, the provisions of the Employment Agreement not superseded by this Release Agreement and which by their terms survive termination of employment (including, without limitation, Sections 7, 8, 9, 10, and 11 of the Employment Agreement) will remain in full force and effect in accordance with their terms; provided further that, notwithstanding the foregoing or anything herein to the contrary, that certain indemnification agreement between you and the Company and the Award Agreements shall remain in full force and effect. This Release Agreement may be amended only by a subsequent writing signed by both parties. You represent that you have signed this Release Agreement knowingly and voluntarily.

Please indicate your acceptance of the terms and provisions of this Release Agreement by signing both copies of this Release Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Release Agreement and Exhibit A hereto in their entirety; fully understand and agree to their terms and provisions; have received good, valuable and sufficient consideration for your agreement to execute and comply with this Release Agreement; will comply with the restrictive covenants set forth in Section 9 of the Employment Agreement and cooperation clause set forth in Section 10 of the Employment Agreement; and intend and agree that this Release Agreement is final and legally binding on you and the Company. All payments described in this Release Agreement will be subject to the withholding of any amounts required by federal, state or local law. This Release Agreement will be governed and construed under the internal laws of the State of Texas and may be executed in several counterparts.

Sincerely,

/s/ Kent Christensen
Kent R. Christensen
On behalf of Solo Brands, LLC

Agreed, Acknowledged and Accepted as of the first date set forth above:

/s/ John Merris

John Merris

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

1.    GENERAL RELEASE.

(a)    In exchange for the payments and benefits described in that certain Separation and Release of Claims Agreement by and between Solo Brands, LLC (the “Company”) and me (the “Release Agreement”), which I agree I am not otherwise entitled to receive absent execution and non-revocation of the Release, I and my representatives, agents, estate, heirs, successors and assigns (“Releasors”) voluntarily agree to release and discharge the Company and its members, parents, affiliates, subsidiaries, predecessors, successors, assigns, plan sponsors and plan fiduciaries (and the current and former trustees, officers, directors, employees, and agents of each of the foregoing, all both individually, in their capacity acting on the Company’s behalf and in their official capacities) (collectively “Releasees”) generally from all claims, demands, actions, suits, damages, debts, judgments and liabilities of every name and nature, whether existing or contingent, known or unknown, suspected or unsuspected, in law or in equity in connection with my employment by or termination of employment with the Company, or any of my dealings, transactions or events involving the Releasees, arising on or before the date of this Release. This Release is intended by me to be all encompassing and to act as a full and total release of any claims that the Releasors may have or have had against the Releasees from the beginning of time to the date of this Release, including but not limited to all claims in contract (whether written or oral, express or implied), tort, equity and common law; any claims for wrongful discharge, breach of contract, or breach of the obligation of good faith and fair dealing; and/or any claims under any local, state or federal constitution, statute, law, ordinance, bylaw, or regulation dealing with either employment, employment discrimination, retaliation, mass layoffs, plant closings, and/or employment benefits and/or those laws, statutes or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, sexual orientation, national origin, ancestry, handicap or disability, veteran status or any military service or application for military service or any other category protected by law, including, to the extent permissible under applicable law, all claims based on the Age Discrimination in Employment Act, as amended (the “ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Executive Order 11,141 (age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866 and 1871, 41 U.S.C. §1981 (discrimination), 29 U.S.C. §206(d)(1) (equal pay), Executive Order 11,246 (race, color, religion, sex and national origin discrimination), the National Labor Relations Act, the Americans with Disabilities Act of 1990, the Family Medical Leave Act, the Immigration Reform and Control Act, the Vietnam Era Veterans Readjustment Assistance Act,§§503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation), Employee Retirement Income Security Act of 1974), as amended; and any federal, state or local law or regulation concerning securities, stock, stock options or restricted or performance stock units. This Release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, benefits, compensatory damages, liquidated damages, punitive damages or attorney’s fees. I also agree not to commence or cooperate in the prosecution or investigation of any lawsuit, administrative action or other claim or complaint against the Releasees, except as required by law.

(b)    By this Release, I not only release and discharge the Releasees from any and all claims as stated above that the Releasors could make on my own behalf or on the behalf of others, but also those claims that might be made by any other person or organization on my behalf and I specifically waive any right to recover any damage awards as a member of any class in a case in which any claims against the Releasees are made involving any matters arising out of my employment by or termination of employment with the Company, or any of my dealings, transactions or events involving the Releasees.

(c)    I agree that, except for any payments set forth in Section 2 of the Release Agreement that have not yet been paid, the payments and benefits the Company previously provided to me are complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of the Releasees to the Releasors, and with respect to all claims, causes of action and damages that could be asserted by the Releasors against the Releasees regarding my employment or termination of employment with the Company, or any of my dealings, transactions or events involving the Releasees, including, without limitation, all claims for wages, salary, commissions, draws, car allowances, incentive pay, bonuses, business expenses, vacation, stock, stock options, restricted or performance stock units, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums. Notwithstanding anything in this Release to the contrary, this Release shall not affect and I do not waive rights to indemnification I may have under: (A) applicable law, (B) any charter document or bylaws,(C) any agreement between me and the Company or any other Releasee, (D) as an insured under any directors’ and officers’ liability insurance policy now or previously in force.

(d)    I understand and agree that this Release will be binding on me and my heirs, administrators and assigns. I acknowledge that I have not assigned any claims or filed or initiated any legal proceedings against any of the Releasees.

(e)    I acknowledge and agree that if any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.
(f)    This Release is deemed made and entered into in the State of Texas, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Texas, to the extent not preempted by federal law.

(g)    Notwithstanding the comprehensive release of claims set forth in the preceding paragraphs of this Release, nothing in this Release shall bar or prohibit me from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, I nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which I do so participate.

2.    I acknowledge and agree that this Release is a legally binding document and my signature will commit me to its terms. I acknowledge and agree that I have carefully read and fully understand all of the provisions of this Release and that I am giving up important rights.

3.    I have been advised to consult with an attorney before executing this Release and I have either done so or chosen not to do so of my own volition.

4.    I have had at least 21 days from the date of receipt of this Release substantially in its final form to consider it. I understand that I have seven days after the execution of this Release to revoke it and that this Release shall not become effective or enforceable until the seven-day revocation period has expired. To be effective, any revocation must be in writing and delivered by email to kent.christensen@solobrands.com.

5.    I agree that the provisions of this Release may not be amended, waived, changed or modified except by an instrument in writing signed by an authorized representative of the Company and by me.

/s/ John Merris

John Merris

Date: 1/4/2024